Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated January 5, 2022, relating to the consolidated financial statements of Golden Valley Mines and Royalties Ltd for the years ended December 31, 2020 and 2019. We also consent to the reference to us under the heading “Interests of Experts” in such Registration Statement.

/s/ MNP LLP

Ottawa, Canada

January 11, 2022